Exhibit 10.5

Confidential Draft – For Discussion Purposes

DEVELOPMENT AND CLINICAL SUPPLY AGREEMENT

Between

PureForm Global, Inc. (“PureForm”) and

Enveric Biosciences (“Enveric”)

This Development and Clinical Supply Agreement (“Agreement”) is made by and between PureForm Global, Inc., a Delaware corporation with its principal office at 5700 Melrose Ave. #208, Los Angeles, California 90038 (“PureForm”) and Enveric Biosciences, Inc., a Delaware Corporation with its principal office at 4851 Tamiami Trail N, Suite 200, Naples, FL 34103 (“Enveric”) on February 22, 2021 (“Effective Date”). Enveric and PureForm may be referred to herein each as a “Party” and collectively the “Parties.”

WHEREAS, Enveric is a biotechnology company that, among other things develops treatments for the treatment of cancer side effects; and

WHEREAS, PureForm is a manufacturer of proprietary synthetic bioidentical cannabinoids not derived or extracted from hemp or cannabis; and

WHEREAS, Enveric desires to purchase certain active pharmaceutical ingredient from PureForm pursuant to the terms contained herein.

NOW, THEREFORE, in view of this foregoing premise and in consideration of the foregoing premises and in consideration of the mutual covenants set forth below, the parties agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the following respective meanings:

1.1 “API” shall mean synthetic cannabidiol manufactured by PureForm or acquired for resale by PureForm that is not derived or extracted from hemp or cannabis, for example, its cannabidiol products sold under the trademark, PureForm CBD™.

1.2 “Confidential Information” shall mean Information as defined in Section 1.5 which is clearly labeled and designated in writing as “Confidential” or would otherwise reasonably be understood to be Confidential Information based on the type and nature of the information disclosed and the context of the disclosure.

1.3 “Current GMP,” or “cGMP” means then current Good Manufacturing Practices promulgated by the United States Food & Drug Administration (FDA) or its counterpart governmental agencies in the Territory in the form of laws, regulations, or guidance documents.

1.4 “Development Program” means Enveric’s plan for preclinical and clinical testing of Product for the supportive/palliative care of subjects having radiodermatitis, glioblastoma and chemotherapy-induced neuropathy, as may be amended from time to time.

1.5 “Field” means development and commercialization of Product for cancer supportive/palliative care associated with radiodermatitis, chemotherapy induced peripheral neuropathy and glioblastoma.

1.6 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, customer information, business or financial information, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.7 “Product” means a dosage form including API formulated for administration to human subjects for the treatment of a condition associated with chemotherapy or radiotherapy.

1.8 “Regulatory Requirements” means all laws, regulations, and other legal requirements applicable to the manufacture of API, CTM or the use thereof, including without limitation cGMP, FDA regulations, any applicable local laws and regulations in the place of manufacture, storage and handling, and any requirements set forth in an IND, NDA, Marketing Approval Application (MAA) and other regulatory filings or approvals.

1.9 “Specifications” means the specifications for the API and/or Product as then currently, mutually agreed upon in writing under this Agreement. The Specifications for the API at the time of execution of this Agreement is set forth in Exhibit A. The Specifications may be amended by mutual agreement of the Parties.

2. Development.

2.1 Continuing Development of a Product. Enveric shall use diligent commercial efforts to continue to pursue its Development Program for a Product in the Field.

2.2 Changes to the Specifications. Each Party shall be available to consult and shall cooperate with the other Party with respect to any changes to the Specifications requested by either Party to facilitate obtaining Marketing Approval for the Product or to satisfy Regulatory Requirements. Without limiting the foregoing, neither Party shall unreasonably withhold its approval for any requested changes to the Specifications that (a) Enveric reasonably determines are necessary for its efforts to obtain Marketing Approval or (b) PureForm reasonably determines are necessary to meet Regulatory Requirements or for the CMC section of any regulatory filing for a Product. The Party requesting such change shall be fully responsible for any reasonable delay, complications and/or cost increases connected to such change. For the avoidance of doubt, any change made to support an Enveric regulatory filing shall be deemed to have been requested by Enveric regardless of the Party initiating the change request and Enveric shall bear the cost connected with such change. Changes to the Specification which are mutually agreed upon in writing shall apply to all Product ordered after the date of such change, unless otherwise agreed upon by the Parties.

3. Forecast, Purchase Orders and Payment.

3.1 Enveric shall within fifteen (15) days of the first day of each Calendar Quarter following execution of the Agreement provide PureForm a good faith estimate of Enveric’s projected requirements of API for delivery during each of the two Calendar Quarters thereafter (each such estimate being a “Forecast”) whereby (i) the first three (3) months of such Forecast will be binding, committed requirements of API (the “Initial Demand Forecast”), (ii) the next three (3) months of such Forecast will be non-binding, good faith estimates provided solely to assist PureForm in production planning (“Demand Forecast”). By way of example, the Forecast issued in the first fifteen (15) days of Q1 would include good faith estimates for required API to be delivered in Q2 and Q3. By way of further example, if this Agreement is executed February 12, 2021, Enveric would issue a Forecast by April 15, 2021, for the calendar quarters beginning on July 1 (Initial Demand Forecast) and October 1 (Demand Forecast).

3.2 The purchase and sale of Product and API according to the Forecast shall be implemented by Enveric’s issuance of written orders to PureForm for specific quantities of API or Product and shall specify a delivery date (each a “Purchase Order”). Purchase Orders shall be placed at least thirty (30) days prior to the specified delivery date.

3.3 Each Purchase Order issued by Enveric constitutes the binding obligation of PureForm to manufacture, sell and deliver to Enveric the quantity of API by the delivery date specified in such Purchase Order, and the binding obligation of Enveric to purchase the quantity of API specified therein; provided, that if Enveric requests any increase in the quantity of any API in a Purchase Order in excess of 115 percent of the forecasted quantities, then PureForm shall use commercially reasonable efforts to supply the additional API quantity at the Purchase Price.

3.4 Each Purchase Order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of the Agreement and none of the provisions of such Purchase Order or acknowledgment shall be applicable except those specifying API and quantity ordered, delivery dates, special shipping instructions and invoice information. In the event of a conflict between the terms and conditions of the Agreement and any Purchase Order, the terms and conditions of the Agreement will prevail.

3.5 Unless otherwise agreed in writing by the Parties PureForm shall provide to Enveric for each Purchase Order one or more separate invoices. Payment of each invoice shall be made within thirty (30) days of such invoice.

3.6 Enveric shall pay all national, state, and municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of API or Product pursuant to this Agreement.

3.7 The purchase price for API shall be as set forth in Exhibit B.

4. Regulatory

4.1 It is understood that PureForm will provide Enveric with all reasonable assistance with respect to all filings with the FDA including the CMC section of any IND or NDA filing describing the manufacturing process for the Product.

4.2 PureForm agrees, upon request from Enveric, to promptly to provide such information as Enveric may reasonably require to complete any FDA regulatory filings and submissions.

4.3 PureForm agrees to notify Enveric promptly of any inspections by the FDA or any other regulatory authority which pertain to the API, or the results of which pertain to any other product that have implications to the overall quality systems potentially affecting, overall manufacturing activity of PureForm or the ability to supply the API to Enveric. PureForm will allow, and will provide Enveric with any required authorization to allow, the FDA (or other regulatory authority) or Enveric’s quality personnel (QA/QC) to inspect, audit and review the facilities at which the API is manufactured and all procedures, practices, books, records, and documents to the extent requested by the FDA (or such other regulatory authority) or Enveric quality personnel. PureForm will retain originals of all batch documentation, any and all other records or documentation generated by it in connection with the processing and testing of API under the terms of the Agreement, and all records that may be reasonably necessary to assist Enveric in the event of an API recall or adverse drug event, for the longer of (a) two (2) years after the expiration date of the batch of API to which they pertain and (b) the period required by Applicable Law.

5. Intellectual Property.

5.1 The parties acknowledge and agree that all proprietary Information, data, concepts, processes, methods, techniques, products, formula, dosages, know-how, trade secrets and/or improvements thereof (the “Prior Technology”) disclosed by one party to the other party in writing (or orally and thereafter reduced to writing) is and shall remain the property of the disclosing party.

5.2 Each Party shall own all inventions and Information made solely by it and its Affiliates and their respective employees agents and independent contractors in the course of conducting such Party’s activities under this Agreement (collectively, “Sole Inventions”). All inventions and Information that are made jointly by Affiliates, employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement (collectively, “Joint Inventions”) shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under US patent laws. Inventorship shall be determined in accordance with US patent laws.

5.3 The Parties may mutually agree to a further agreement (e.g., contract research, joint development, or other) under which Enveric will pay for research and/ or development services of PureForm on terms and conditions to be agreed upon and which may include an obligation of assignment, license, or joint exploitation of rights in any inventions and technical information developed in performance of the research, development, or other defined work that is related to the Product or scope of such further agreement.

5.4 The Parties shall promptly disclose to one another any Joint Inventions whether patentable or not.

5.5 The Parties shall collaborate and shall in good faith negotiate how best to exploit any Joint Inventions for the benefit of both Parties, unless otherwise agreed.

5.6 The Parties shall promptly share any Information received concerning the efficacy and safety of use of the API and Product(s) worldwide, including the exchange of Adverse Drug Reactions information and similar matters sufficient to permit each Party to comply with Regulatory Requirements (including, to the extent applicable, those obligations contained in ICH guidelines.

5.7 Enveric hereby grants PureForm a royalty-free, fully sublicensable, non-exclusive license to any safety and efficacy data relating to the non-clinical and clinical use of the API and relating to any Product as such data relates to non-clinical applications, subject to confidentiality required by applicable securities or privacy regulations. To the extent permissible, Enveric shall disclose such data promptly upon receipt and no later than reasonably following any publication of top-line results supported by such data.

5.8 PureForm hereby grants Enveric a royalty-free, fully sublicensable, non-exclusive license to any safety and efficacy data relating to the non-clinical and clinical use of the API and relating to any Product as such data relates to clinical applications. PureForm shall disclose such data promptly upon receipt and no later than reasonably following publication of top-line results supported by such data.

6. Exclusivity.

6.1 PureForm and Enveric agree that PureForm will be Enveric’s exclusive provider of synthetic CBD that is not derived or extracted from hemp or cannabis for use in the Field.

6.2 Subject to the Continuing Development in Section 2.1, PureForm grants Enveric the exclusive right to purchase API and Product for use in the Field during the Term, contingent upon an initial minimum order of 1 KG during the first thirty (30) days from the Effective Date.

6.3 The rights and grants of exclusivity under Sections 6.1 and 6.2 are world-wide.

6.4 To the extent PureForm is unable to provide API that is produced using cGMP meeting FDA standards for use in the United States, or is unable to provide API for use outside the United States that is produced in accordance with standards of an FDA-like regulatory authority having relevant jurisdiction over such use, Enveric may engage an alternative provider of API until PureForm is able to provide such API.

7. Representation and Warranties.

7.1 Enveric represents and warrants to PureForm that:

(a) Enveric has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to any third party. Enveric will not grant, transfer, assign or convey, directly or indirectly, any right, title, or interest in or to any Joint Invention to any third party unless otherwise permitted by the terms of this Agreement;

(b) Enveric has not entered and will not enter into any agreement with or obligation to a third party inconsistent, incompatible, or conflicting with its obligations under this Agreement.

7.2 PureForm represents and warrants to Enveric that:

(a) PureForm has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to any third party. PureForm will not grant, transfer, assign or convey, directly or indirectly, any right, title, or interest in or to any Joint Invention to any third party unless otherwise permitted by the terms of this Agreement;

(b) PureForm has not entered and will not enter into any agreement with or obligation to a third party inconsistent, incompatible, or conflicting with its obligations under this Agreement.

8. Indemnification and Limitation of Liability.

8.1 Each Party will defend, indemnify and hold harmless the other Party, its officers, directors, employees, sublicenses, customers and agents from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees) (“Losses”) resulting from third party claims, demands, suits or proceedings “Claims”) arising out of the first Party’s violation of applicable law, gross negligence, recklessness or willful misconduct in the course of its activities carried out in connection with this Agreement. Enveric will further defend, indemnify, and hold harmless PureForm for and against any and all Losses, arising from Claims brought by third parties and resulting from Enveric’s use of any API or Product of PureForm under this Agreement.

8.2 Each Party will notify the other Party promptly upon learning of a Claim that might give rise to a Loss, and the potentially indemnifying Party may control defense and settlement thereof provided it does so diligently, in good faith, and using reasonably experienced counsel with expertise in the relevant field. A potentially indemnifying party shall not settle any Claim in which the potentially indemnified Party is named without the prior written consent of the potentially indemnified Party. The potentially indemnified Party will reasonably cooperate in such defense and/or settlement at the potentially indemnifying Party’s request and expense and may participate at its own expense using its own counsel.

(a) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT DAMAGES, OR LOST PROFITS, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

(b) EXCEPT FOR ANY BREACH OF SECTION 9, IN NO EVENT WILL PUREFORM’S LIABILITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, BE GREATER THAN, PER CLAIM AND IN THE AGGREGATE THE FEES PAID FOR THE PRODUCT OR SERVICES THAT CAUSED SUCH LIABILITY.

9. Confidentiality and Press Release.

9.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information.

9.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting patents to a joint invention, provided that the Party whose Confidential Information is being disclosed has the opportunity to review and control the scope of such disclosure in such a patent application or patent;

(b) submitting regulatory filings and other filings with Governmental Authorities (including regulatory authorities), including filings with the SEC or the FDA, with respect to a Product;

(c) prosecuting or defending litigation relating to the subject matter of this Agreement, provided that the Party whose Confidential Information is being disclosed has the opportunity to object and require the other Party to seek a protective order;

(d) complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that the Party seeking to make such disclosure shall, to the extent practicable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information;

(e) disclosure to its Affiliates, employees, agents, and independent contractors, and any sublicensees only on a need-to-know basis and solely as necessary in connection with the exercise of its rights or the performance of its obligations under this Agreement, provided that each person or entity receiving such Confidential Information must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article prior to any such disclosure, provided that such confidentiality and non-use obligations may be subject to a shorter duration of no less than five (5) years; and

(e) disclosure to a bona fide investor or potential partner performing due diligence in relation to this Agreement and solely as necessary to facilitate such investor or potential partner’s understanding of the scope of the agreement and the exclusivity thereof. Each investor or potential partner receiving such Confidential Information (as allowed pursuant to this section) shall be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article prior to any such disclosure.

9.3 Press Release. The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the authorized disclosure provisions set forth herein. The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit C on or after the Execution Date. In addition, following the initial press release announcing the execution of this Agreement, either Party shall be free to disclose, without the other Party’s consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance with this Section 9.3.

After release of such press release, if either Party desires to make a public announcement concerning the material terms of, or material events occurring under, this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld.

10. Term and Termination.

10.1 The term of this Agreement shall commence on the Effective Date and continue for three (3) years from the Effective Date (the “Term”) unless earlier terminated under this Section 10 or extended by mutual written agreement of the parties.

(a) Either Party may terminate this Agreement for a material breach by the other Party upon thirty (30) days written notice specifying the breach unless such breach is cured within such thirty (30) day period.

(b) This Agreement may be terminated by one Party if the other Party is in breach of this Agreement and such breach is not capable of remedy or not remedied within thirty (30) days after it has occurred or immediately if insolvency or liquidation proceedings are commenced by or against such Party or either Party becomes bankrupt or otherwise incapable of paying its bills as they fall due or if a receiver or administrator in bankruptcy has been appointed to run such Party’s affairs.

(c) Expiration or termination of this Agreement shall not affect accrued rights or obligations of the Parties. Sections 4.1, 4.2, 5.4, 5.5, 5.8, 7, 8, 9 and 10.1(c)shall survive termination or expiration of this Agreement.

11. Acceptance of Shipments; Non-Conformance.

11.1 PureForm will manufacture, package and test API and/or Product according to the agreed upon Specifications.

11.2 For each shipment hereunder, PureForm shall provide a Certificate of Analysis and within thirty (30) days following delivery to Enveric, Enveric shall have the right to give PureForm notice of rejection of any shipment that, in whole or part, fails to meet Specifications. Enveric shall at all times supply PureForm with any evidence it has that relates to whether any API or Product delivered to Enveric is non-conforming as contemplated hereunder. Failure by Enveric to give notice of rejection within thirty (30) days of the date of its receipt shall constitute acceptance by it of the shipment to which the notice of rejection would have otherwise applied. In the event of any disagreement between PureForm and Enveric relating to API or Product conformance with Specifications, the parties will use best good faith efforts to reach an amicable resolution of such disagreement. In the event that resolution cannot be reached, a mutually agreed upon, neutral, independent third-party laboratory shall be brought in to resolve the disagreement upon the request of either party. The results of the independent laboratory shall be binding on the parties and non-appealable, and the cost of such independent laboratory shall be borne by the party hereunder determined by the independent laboratory to be the non-prevailing party in such disagreement. For any API or Product properly rejected pursuant to this Section 11.2, such API or Product shall be returned by Enveric to PureForm at PureForm’s expense and shall be replaced by PureForm at no extra charge to Enveric, subject to Enveric’s right to accept non-conforming API or Product at its sole discretion.

11.3 PureForm will deliver or arrange for the delivery of Product to Enveric, FOB Destination (Incoterms 2000) from PureForm’s logistics facility. Enveric shall bear the cost of shipping and insurance to cover the risk of loss during shipping. Title to API and Product will pass to Enveric upon delivery to the designated destination, whereupon Enveric will assume all risk of loss or damage.

12. General.

12.1 Choice of law and Venue. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, U.S.A., regardless of its choice of law principles. In connection with any dispute arising hereunder or in connection with the subject matter hereof, each of the Parties hereby consents to the non-exclusive jurisdiction and venue of the U.S. federal courts located within the state of Delaware and of the Delaware state courts.

12.2 Notices. All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, e-mail delivery with confirmation of receipt, delivery by internationally- or nationally-recognized bonded courier service, or seven (7) days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following addresses or e-mail address of the respective Parties or such other address as given by notice under this Section:

PureForm:	PureForm Global, Inc. Attention: COO 5700 Melrose Ave. #208, Los Angeles, California 90038 steve@pureformglobal.com
Enveric	Enveric Biosciences, Inc. Attention: COO 4851 Tamiami Trail N Suite 200 Naples, FL 34103 akanubaddi@enveric.com

12.3 Integration. This Agreement sets forth the complete, final, and exclusive agreement between the Parties and supersedes and terminates all prior agreements and understandings between the Parties. No amendment to, or waiver of right under, this Agreement is effective unless in writing signed by authorized representatives of the Parties. No waiver by a Party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a Party of any right under this Agreement shall be construed as a waiver of any other right. If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision will be reformed to most nearly approximate the Parties’ original intent, but otherwise this Agreement will continue in full force and effect.

12.4 PureForm’s relationship with Enveric will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. The Parties are not agents of one another and are not authorized to make any representation, contract, or commitment of behalf of the other.

12.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

12.6 Assignment. Except in connection with a sale of substantially all of a Party’s assets, the Parties shall not assign their rights or obligations under this agreement, and any purported assignment shall be null and void and without force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

PureForm Global, Inc.

By:	/s/ Richard Nanula

Name:	Richard Nanula	Title:	CEO

Enveric Biosciences, Inc.

By:	/s/ Avani V. Kanubaddi

Name:	Avani V. Kanubaddi	Title:	COO

Exhibit A

API Specifications

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit B

API Pricing

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit C

Press Release

Enveric Biosciences Launches Development Collaboration and Supply Agreement with PureForm
Global to Support Cannabinoid Clinical Programs

Enveric and PureForm to Develop High-Quality, Consistent, Pure CBD Formulations and Delivery Technology for Treating Pain and Inflammation Resulting from Cancer Treatments

NAPLES, Fla. – February 25, 2021 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a patient-first biotechnology company developing novel cannabinoid medicines to improve quality of life for cancer patients, announced today that it has launched a strategic development collaboration and exclusive supply agreement with PureForm Global, Inc. (“PureForm”), a biotechnology company focused on the research, development and commercialization of synthesized CBD and other cannabinoids, for treating pain and inflammation resulting from cancer treatments. The agreement allows two leading edge companies to bring their focus and resources to bear on superior products to serve unmet medical needs.

“For the millions of cancer patients that continue to suffer from debilitating treatment side effects, the status quo in supportive care options is no longer acceptable,” said David Johnson, Chairman and CEO, Enveric Biosciences. “As a market leader in producing pure, consistent, synthetic CBD from non-cannabis plant sources, PureForm perfectly complements Enveric’s supportive care expertise. Together, we will apply a high level of rigor in our scientific research, to create better treatment options that improve quality of life for cancer patients across the world.”

Under the terms of the agreement, PureForm will work exclusively to support Enveric’s development plans in the cancer treatment and supportive care space, with Enveric owning the intellectual property. With its work, Enveric is initially targeting supportive care indications that include radiodermatitis, chemotherapy-induced neuropathy, and glioblastoma.

“As Enveric’s exclusive synthetic, non-cannabis-based CBD supplier for all of the Company’s compounds, PureForm will work closely with the team to select and develop next-generation, cannabinoids to help serve physicians and patients,” added Richard Nanula, CEO, PureForm. “Through collaborating on this innovative discovery program, PureForm’s goal is to help Enveric fast-track its efforts to produce impactful, pharmaceutical-grade cannabinoid applications that will benefit the global medical community as a whole in the near future.”

“Next-generation medicines, including cannabinoids, may be beneficial in providing a solution for these patients with high unmet medical needs,” concluded Johnson. “By bringing the Enveric and PureForm teams’ unique expertise together to work on these novel compounds, we will not only advance our pipeline but also further our drug development efforts to benefit patients and their families.”

About Enveric Biosciences

Enveric Biosciences is a patient-first biotechnology company developing rigorously tested, novel cannabinoid medicines to improve quality of life for cancer patients. Initial indications include radiodermatitis, a common and often severe side effect of radiation therapy, and chemotherapy-induced neuropathy. For more information, please visit https://www.enveric.com/.

About PureForm Global, Inc.

Headquartered in Los Angeles, California, PureForm is a biotechnology company focused on the research, development, and commercialization of synthesized CBD and other cannabinoids. The company’s synthetic cannabinoids are 100% chemically identical to their plant-based counterparts and are manufactured using a proprietary process that produces pure, consistent and stable compounds free from THC, pesticides, and impurities. PureForm produces CBD at commercial scale in cGMP and FDA compliant facilities in the US and UK. It was founded in 2016 with a commitment to bringing pure, consistent, cannabinoids to market economically and at commercial scale in service to the world’s most quality-conscious brands. To learn more about PureForm CBDTM or our other initiatives, please visit www.pureformglobal.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the failure of the offering described in this press release to close; the impact of the novel coronavirus (COVID-19) on Enveric’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s registration statement on Form S-4 filed on May 28, 2020, as amended. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts

Valter Pinto / Allison Soss

KCSA Strategic Communications

212.896.1254 / 212.896.1267

valter@kcsa.com / asoss@kcsa.com

Media Contacts

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

212.896.1241 / 516.779.2630

ckasunich@kcsa.com / rcona@kcsa.com